Exhibit 10
BOB EVANS FARMS, INC. COMPENSATION PROGRAM FOR DIRECTORS
Revised August 10, 2007
Cash Retainer
All members of the Board of Directors (the “Board”) of Bob Evans Farms, Inc., a Delaware corporation (the “Company”), who are not employed by the Company or one of its subsidiaries (“Non-Employee Directors”) shall be paid a cash retainer of $3,000 per month ($36,000 annually). The cash retainer shall be paid on or before the first of each month.
Directors who are employed by the Company or one of its subsidiaries shall not receive cash retainers or other compensation for their Board service under this Compensation Program for Directors.
Stock-Based Compensation
Each Non-Employee Director shall receive an annual award of the Company’s common stock with a grant date value of $100,000 (calculated using the closing price of the Company’s common stock on the grant date). Non-Employee Directors who are eligible to retire (as determined under the Company’s 2006 Equity and Cash Incentive Plan or any successor equity compensation plan) shall receive unrestricted shares of the Company’s common stock while Non-Employee Directors who are not eligible to retire shall receive restricted stock. The stock awards shall be awarded as soon as practicable following each annual meeting of stockholders. If a new Non-Employee Director is elected by the directors to fill a vacancy or a new seat on the Board, the Company will award the Non-Employee Director a portion of the annual stock award as soon as practicable following the beginning of his or her Board service. The award will be prorated on an equal monthly basis, with the new Non-Employee Director receiving a whole month’s award beginning with the month he or she joins the Board. All stock awards to the Non-Employee Directors shall be awarded out of and in accordance with the Company’s 2006 Equity and Cash Incentive Plan or any successor equity compensation plan.
Lead Independent Director
The Lead Independent Director shall be paid a cash retainer of $20,000 annually in addition to the Non-Employee Directors’ retainer described above and any other compensation to which the Lead Independent Director may be entitled under this Director Compensation Program. The Lead Independent Director’s retainer shall be paid in twelve equal monthly installments on or before the first of each month.
Board Meeting Fee
Each Non-Employee Director shall be paid $2,000 per Board meeting attended. All Board meeting fees shall be paid on or before the first day of the month following the Board meeting.
Committee Meeting Retainers and Fees
Each Non-Employee Director who serves as a chair or member of a Board committee shall be paid $1,750 per committee meeting attended. All committee meeting fees shall be paid on or before the first day of the month following the committee meeting.
Additionally, each Non-Employee Director who serves as the chair of a Board committee shall be paid a monthly retainer of $625 per month ($7,500 annually) per committee chairmanship. The committee chairmanship retainer shall be paid on or before the first of each month.
Special Assignments and Projects
Non-Employee Directors who undertake special projects and assignments at the request of the Chairman of the Board or the Lead Independent Director shall be compensated on a per diem basis at a rate of $1,000 plus expenses.

Non-Employee Directors’ Benefits
The Company shall maintain a $50,000 life insurance policy for each Non-Employee Director.
During their tenure with the Company, Non-Employee Directors can elect to participate in the Company’s group healthcare plan at employee cost levels. Upon retirement, Non-Employee Directors can continue coverage under the Company’s group healthcare plan by paying the full cost of such coverage. Non-Employee Directors whose Board service ends prior to retirement can continue coverage under the Company’s group healthcare plan for up to 18 months in accordance with COBRA.
Non-Employee Directors are entitled to reimbursement for out of pocket expenses associated with travel to and from meetings of the Board and its committees.
Term and Effect
This Compensation Program for Directors will be reviewed periodically by the Compensation Committee of the Board. The Compensation Committee shall recommend any changes it deems necessary to the Board. The Board may modify or terminate this Compensation Program for Directors in its discretion at any time. This Compensation Program for Directors is effective as of September 1, 2007 (except for the provisions of the Program regarding the proration of stock awards to new Non-Employee Directors, which shall be effective immediately) and supersedes all previous director compensation plans of the Company.

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